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Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Scott Allen Conexant Systems, Inc. (949) 483-2698

CONEXANT ANNOUNCES RESULTS AND PRORATION OF ITS
TENDER OFFER FOR $73 MILLION OF ITS
FLOATING RATE SENIOR SECURED NOTES DUE 2010

Company Completes Purchase of an Additional $7 Million of Notes

NEWPORT BEACH, Calif., Sept. 30, 2009 – Conexant Systems, Inc. (NASDAQ: CNXT) today announced the results and proration of its cash tender offer to purchase up to $73 million aggregate principal amount of its floating rate senior secured notes due November 2010. The offer commenced on Aug. 26, 2009, and expired at 5:00 p.m. Eastern time on Sept. 24, 2009. In a separate transaction, the company announced that it completed the purchase of an additional $7 million of its floating rate senior secured notes.

An aggregate principal amount of $133.086 million of the notes was tendered in the offer. The aggregate principal amount of the notes to be purchased in the offer was not to exceed $73 million. As such, the company accepted for purchase approximately 54.9 percent of the notes validly tendered, and not validly withdrawn pursuant to the offer on a pro rata basis. Notes not accepted for purchase will be promptly returned to the tendering holder or, if tendered through the facilities of the Depository Trust Company (DTC), credited to the relevant account at DTC, in accordance with their procedures. The settlement date for the tender is Sept. 30, 2009.

About Conexant

Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for imaging, audio, video and embedded applications. Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif. To learn more, please visit www.conexant.com.

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